Exhibit 4.(b)2

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

ECTEL LTD.

AND

COMPWISE LTD.

Dated as of March 24, 2008

TABLE OF CONTENTS

1.	DEFINITIONS	2

2.	PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES	2

2.1.	Purchase and Sale of Assets	2

2.2.	Excluded Assets	2

2.3.	Employees	2

2.4.	Assumption of Liabilities	2

2.5.	Excluded Liabilities	3

2.6.	Further Conveyances and Assumptions; Consent of Third Parties	3

3.	CONSIDERATION	4

3.1.	Consideration	4

3.2.	Payment of Purchase Price	4

4.	CLOSING AND TERMINATION	5

4.1.	Closing Date	5

4.2.	Deliveries at Closing	5

4.3.	Termination of Agreement	6

4.4.	Procedure Upon Termination	7

4.5.	Effect of Termination	7

5.	REPRESENTATIONS AND WARRANTIES OF SELLER	7

5.1.	Organization and Good Standing	7

5.2.	Subsidiaries	7

5.3.	Authorization of Agreement	7

5.4.	Conflicts	8

5.5.	Consents of Third Parties	8

5.6.	Financial Information; No Undisclosed Liabilities	8

5.7.	Title to Purchased Assets; Sufficiency	9

5.8.	Absence of Certain Developments	9

5.9.	Intellectual Property	10

5.10.	Material Contracts	13

5.11.	Employee Matters	14

5.12.	Litigation	15

5.13.	Compliance with Laws; Permits	15

5.14.	Insurance	15

5.15.	Accounts Receivable and Payable	15

5.16.	Related Party Transactions	16

5.17.	Customers and Suppliers	16

5.18.	Product Warranty; Product Liability	16

5.19.	Financial Advisors	17

5.20.	Best Offer	17

5.21.	Full Disclosure	17

6.	REPRESENTATIONS AND WARRANTIES OF PURCHASER	17

6.1.	Organization and Good Standing	17

6.2.	Authorization of Agreement	17

6.3.	Conflicts; Consents of Third Parties	18

6.4.	Full information	18

7.	COVENANTS	18

7.1.	Access to Information	18

7.2.	Conduct of the Business Pending the Closing	18

7.3.	Shut Down	20

7.4.	Regulatory and Other Authorizations; Consents	21

7.5.	Change of Name	21

7.6.	Non-Competition; Non-Solicitation; Confidentiality	21

9.	CONDITIONS TO CLOSING	24

9.1.	Conditions Precedent to Obligations of Purchaser	24

9.2.	Conditions Precedent to Obligations of Seller	25

10.	INDEMNIFICATION	26

10.1.	Survival of Representations and Warranties	26

10.2.	Indemnification	26

10.3.	Indemnification Procedures	26

11.	TAXES	27

11.1.	Tax Liability	27

11.2.	Cooperation on Tax Matters	27

11.3.	Indemnification	28

12.	MISCELLANEOUS	28

12.1.	Expenses	28

12.2.	Specific Performance	28

12.3.	Governing Law; Consent to Jurisdiction	28

12.4.	Entire Agreement; Amendments and Waivers	28

12.5.	Notices	29

12.6.	Severability	29

12.7.	Binding Effect; Assignment	29

12.8.	Counterparts	30

LIST OF EXHIBITS

Exhibit 1	-	Definitions

		Appendix 1-18	-	Seller's Knowledge.

		Appendix 1-28.1	-	Transferred Intellectual Property.

		Appendix 1-28.3	-	Seller's Backlog

		Appendix 1-28.5	-	Purchased Contracts

		Appendix 1-28.8	-	Purchased Proposals

		Appendix 1-30	-	Purchased Equipment.

		Appendix 1-31	-	Purchased Intellectual Property Licenses

		Appendix 1-41	-	Transferred Software

		Appendix 1-42	-	Transferred Trademarks

Exhibit 2.6.5	-	Seller's NDAs which shall not inure to Purchaser's benefit.

Exhibit 4.2.1.2A	-	Seller's Shareholders Resolution

Exhibit 4.2.1.2B	-	Seller's Board Resolution

Exhibit 4.2.1.3	-	Seller's Officer's Certificate

Exhibit 4.2.1.6	-	Employees' Counsel Letter

Exhibit 4.2.1.7	-	Legal Opinion

Exhibit 4.2.1.8	-	Shareholders' Non-Compete Undertaking

Exhibit 4.2.2.1	-	Purchaser's Officer's Certificate

Exhibit 8.2	-	Employees to whom Purchaser may extend an employment offer.

Exhibit 9.1.6	-	Certain employees non-compete undertaking.

Exhibit A	-	Escrow Agreement.

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of March 24, 2008, between ECTEL LTD., an Israeli company (company no. 52-004446-2) ("Purchaser"); and COMPWISE LTD., an Israeli company (company no. 51-218746-9) ("Seller").

W I T N E S S E T H:

        WHEREAS,       Seller is engaged in the Business (as defined below);

        WHEREAS,       the Business is conducted with certain assets and liabilities of Seller;

        WHEREAS,        Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Seller, all of the Purchased Assets and Assumed Liabilities and to hire certain Employees (each, as hereinafter defined).

        NOW, THEREFORE, the parties hereby agree as follows:

1.	DEFINITIONS

        For purposes of this Agreement, the terms set forth in Exhibit 1 shall have the meanings ascribed thereto in such Exhibit.

2.	PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

     2.1.         Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, and assign to Purchaser all of Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens.

     2.2.        Excluded Assets. Notwithstanding anything in Section 2.1 to the contrary, the Purchased Assets shall not include, and the Seller is not selling to Purchaser and Purchaser is not purchasing from Seller, any of the rights, properties or assets, whether tangible or intangible, real, personal or mixed which are not defined as Purchased Assets under this Agreement (the “Excluded Assets”).

     2.3.        Employees. Seller acknowledges that the Purchaser is entering into this agreement not only to acquire and assume from Seller all of the Purchased Assets and Assumed Liabilities but also to hire certain Employees as specified in Section 8 of this Agreement.

     2.4.        Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume and acquire, effective as of the Closing, all support and maintenance obligations arising under the Purchased Contracts which are required to be performed following the Closing Date, including with respect to products and services delivered by Seller prior to Closing(collectively, the “Assumed Liabilities”):

     2.5.        Excluded Liabilities. Purchaser will not assume or be liable, directly or indirectly, for any Excluded Liabilities. “Excluded Liabilities” shall mean all Liabilities of Seller other than the Assumed Liabilities.

     2.6.        Further Conveyances and Assumptions; Consent of Third Parties.

    2.6.1.        From time to time following the Closing and without additional consideration to the Seller, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver in a reasonably prompt manner, all such further conveyances, notices, assumptions, releases and such other instruments, and shall take such further actions, in each case, as may be commercially reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Seller Documents, as defined in Section 5.3 below, and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the Assumed Liabilities, and to otherwise make effective the transactions contemplated hereby and thereby, provided that each party shall bear its own expenses in connection with the foregoing.

    2.6.2.        Notwithstanding anything to the contrary contained in this Agreement, to the extent the sale, assignment, transfer, or attempted sale, assignment, transfer to the Purchaser of any Purchased Asset is prohibited by any applicable law or would require any Governmental Body or third-party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing Date, and the obtaining thereof is not a condition to the Closing, then following the Closing, and without limiting the provisions set forth in Section 7.3, the Seller shall be deemed to hold the respective Purchased Asset and all rights and privileges with respect thereto as a trustee for the sole benefit of the Purchaser and shall manage such Purchased Asset solely in accordance with instructions of the Purchaser. The parties shall use their respective reasonable best efforts, and cooperate with each other, in order to obtain promptly such authorizations, approvals consents or waivers. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the Purchaser the benefits of use of such Purchased Asset. Once such authorization, approval, consent or waiver for the sale, assignment and transfer of a Purchased Asset not sold, assigned or transferred at the Closing is obtained, the Seller shall promptly assign, transfer or cause to be assigned and transferred, such Purchased Asset to the Purchaser for no additional consideration. To the extent that any such Purchased Asset cannot be transferred or the full benefits of use of any such Purchased Asset cannot be provided to the Purchaser at Closing, the Purchaser and the Seller shall enter into such arrangements for no additional consideration from the Purchaser (including subleasing or subcontracting if permitted) to provide to the Purchaser the operational equivalent of obtaining such authorization, approval, consent or waiver. Without limitation of the foregoing, in the event that, at the Closing, the registration of any Transferred Intellectual Property in the name of the Purchaser with the relevant Governmental Body was not yet completed and perfected. Then, without limitation of any other rights of the Purchaser, to the extent necessary to grant to the Purchaser full and unrestricted use of such Transferred Intellectual Property, the Seller hereby grants to the Purchaser, effective as of the Closing and subject to any Purchased Intellectual Property Licenses, an irrevocable, perpetual, royalty free, fully paid, worldwide, unrestricted, exclusive license to make any use or exploitation with respect thereto.

    2.6.3.        In the event that during the period of 24 months following the Closing, the Purchaser discovers any Contract, Software, Copyright, trademark or other item of Intellectual Property or any other asset owned by the Seller as of the Closing and used in conducting the Business prior to Closing (an “Additional Asset”), which is not included in the Purchased Assets or the Transferred Intellectual Property, then Purchaser may request the Seller in writing to license or transfer such Additional Asset, as applicable under this Section, to Purchaser in accordance with the provisions hereunder, as if such item had been identified as a Purchased Asset or Transferred Intellectual Property under this Agreement, for no additional consideration. As soon as practicable after receipt by the Seller, from the Purchaser, of such request as aforesaid, the Seller, shall provide written confirmation (unless the Seller, in good faith believes that such Purchased Asset should not be so treated) and, such item shall be deemed to have been transferred or licensed as described in this Section. If the Seller so discovers any such Additional Asset, it shall notify the Purchaser and, at Purchaser’s written request, the Seller shall be deemed to have licensed or transferred such Additional Asset to Purchaser in accordance with the terms of this Section.

    2.6.4.        To the extent any amount due to Purchaser under a purchased Account Receivable or that is otherwise related to the Business, is paid by a Third Party to Seller, then Seller shall promptly forward such amounts in full to Purchaser.

    2.6.5.        The Purchaser shall be entitled to benefit from the rights of the Seller under all the non-disclosure, non-competition (including non-solicitation, to the extent there is an actual breach thereof) and assignment agreements (not including the exhibits attached to this Agreement), provisions and arrangements to which the Seller is a party, which are related to the Purchased Assets, the Transferred Intellectual Property or current or former employees of Seller who are or were engaged in the Business (the “NDA Agreements”) solely to the extent that such NDA Agreements relate to the Purchased Assets, or the Transferred Intellectual Property, and except as set forth in Exhibit 2.6.5. In case of a claimed infringement or breach by any Third Party under an NDA Agreement related to the Purchased Assets or the Transferred Intellectual Property, at the request of the Purchaser, Seller shall institute Legal Proceedings and take any other reasonable actions, at the reasonable direction of Purchaser, against such infringing or breaching party. All expenses incurred by Seller, including reasonable fees for the time spent by Seller’s employees, shall be borne and paid by Purchaser (unless such Legal Proceedings also relate to protection of Seller’s rights relating to activities other than the Business in which case such expenses shall be borne by Seller and Purchaser equally), and Seller shall not be required to take any such actions unless all such expenses are paid in advance or are otherwise guaranteed by Purchaser. Seller shall not settle or compromise or permit a default or consent to entry of any judgment without the consent of the Purchaser, which shall not be unreasonably withheld. Nothing herein shall restrict Purchaser’s rights to pursue any action to which it is legally entitled independently of Seller.

3.	CONSIDERATION.

     3.1.        Consideration. The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to NIS 4,323,138(four million three hundred twenty three thousand one hundred and thirty eight New Israeli Shekels) plus USD 35,674 (thirty five thousand six hundred seventy four United States dollars), plus EURO 5,405 (five thousand four hundred and five Euro), plus GBP 2,400 (two thousand four hundred GBP) to be paid in accordance with and subject to this Agreement (the “Purchase Price”), and (b) the assumption of the Assumed Liabilities (together with the Purchase Price, the “Total Consideration”).

     3.2.        Payment of Purchase Price. Payment of the Purchase Price shall be effected by the transfer, at the Closing, of the Purchase Price to the Escrow Agent to be held by the Escrow Agent pursuant to the Escrow Agreement

4.	CLOSING AND TERMINATION

     4.1.        Closing Date. Subject to the satisfaction of the conditions set forth in Sections 9.1 and 9.2 hereof, the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Meitar, Liquornik, Geva & Leshem, Brandwein, located at 16 Abba Hillel Rd., Ramat-Gan, Israel (or at such other place as the parties may designate in writing) at 10:00 a.m. (Israel. time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Section 9, unless another time or date, or both, are agreed to in writing by the parties hereto.

     4.2.        Deliveries at Closing. At the Closing, the following actions and occurrences will take place, all of which shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered, until all actions are completed and all documents and certificates delivered.

4.2.1. Seller shall deliver to Purchaser:

4.2.1.1. Assets. The Purchased Assets, in a manner as set forth in this Agreement.

4.2.1.2. Shareholders’ and Board Resolutions. Shareholders and Board resolutions in the form attached as Exhibit 4.2.1.2.

     4.2.1.3.        Officer’s Certificate. A certificate signed by a director of Seller and another executive officer or director of Seller authorized to such effect by the Board Directors of Seller, in the form attached as Exhibit 4.2.1.2.

4.2.1.4. Confirmation regarding Liens. A written confirmation from the Companies’ Registrar and the Registrars of Pledges confirming that there is no Lien over any of the Purchased Assets.

     4.2.1.5.        Promissory Note. (i) A written, irrevocable, signed instruction letter, provided to Seller, by each Person who holds convertible promissory notes of the Seller (other than Fish Holdings Ltd., Dseymi Ltd. and Moshe Indig (the “Three PN Holders”)), instructing Seller to convert Seller’s aggregate debt to each such Person into a specified number of shares of Seller and waiving any existing or future claims against the Seller and/or Purchaser with respect to such convertible promissory note (including conversion thereof), subject to the closing of the transaction contemplated herein; (ii) A written, irrevocable, signed letter from each of the Three PN Holders, in a form satisfactory to Purchaser, confirming that each of the Three PN Holders has no objection to the transactions contemplated hereby, and waives any claim against Seller and/or Purchaser in connection therewith; and (iii) A written confirmation of the Seller that (a) all debt convertible into securities of the Seller has been converted, except for the debt to the Three PN Holders; and (b) the Persons who holds convertible promissory note of the Seller immediately prior to the Closing (other than the Minority Creditors) have waived any existing or future claims against the Seller and/or the Purchaser with respect to such convertible promissory note (including conversion thereof).

     4.2.1.6.        Employees’ Counsel Letter. A letter, substantially in the form of Exhibit 4.2.1.6, signed by legal counsel for all of Seller’s current and former employees to whom Seller is indebted (as set forth in Schedule 5.6.3)

4.2.1.7. Legal Opinion. An opinion of S. Freidman & Co., legal counsel to the Seller, addressed to the Purchaser and dated as of the Closing Date, in the form of Exhibit 4.2.1.7.

     4.2.1.8.        Shareholders Confidentiality, Non-Compete / Non-Solicitation, Non-Publicity Undertakings. A Confidentiality, Non-Compete non-Solicitation Non-Publicity undertaking in the form of Exhibit 4.2.1.8, signed by each of Dynamic Participaties B.V. and West EndTechnology Investments Ltd.

4.2.1.9. Escrow Agreement. The Escrow Agreement, duly executed by the Seller and the Escrow Agent.

4.2.2. Purchaser shall deliver to Seller:

4.2.2.1. Officer’s Certificate. A certificate signed by an executive officer of Purchaser dated as of the Closing Date, in the form attached as Exhibit 4.2.2.1;

4.2.2.2. Escrow Agreement. The Escrow Agreement duly executed by Purchaser.

4.2.2.3. Purchase Price. Purchaser shall deliver the Purchase Price to the Escrow Agent.

    4.3.           Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

    4.3.1.        At the election of Seller or Purchaser, on or after May 8, 2008, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder or has not caused any of the conditions set forth in Section 9 not to have occurred;

4.3.2. By mutual written consent of Seller and Purchaser;

    4.3.3.        By Seller or Purchaser if there shall be in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby or a material portion thereof;

    4.3.4.        By Purchaser if there shall have been a material breach by Seller or any Shareholder of any representation, warranty, covenant or agreement of Seller or such Shareholder set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Sections 9.1.1 or 9.1.2 and is incapable of being cured or, if capable of being cured, shall not have been cured within 15 days following receipt by Seller of notice of such breach from Purchaser; or

    4.3.5.        By Seller if there shall have been a material breach by Purchaser of any representation, warranty, covenant or agreement of Purchaser set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Sections 9.2.1 or 9.2.2 and is incapable of being cured or, if capable of being cured, shall not have been cured within 15 days following receipt by Purchaser of notice of such breach from Seller. This Section 4.3.5 shall not apply to the payment of the Purchase Price, provided, however, that presentation of a confirmation from Purchaser’s bank that the required amounts have been transferred shall be considered as payment of the Purchase Price.

     4.4.        Procedure Upon Termination. In the event of termination and abandonment by Purchaser or Seller, or both, pursuant to Section 4.3 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, except for Sections 4.5, 12.3, 12.3, and 12.5 of this Agreement, which shall remain in full force and effect.

     4.5.        Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the terminating party; provided, however, that nothing in this Section 4.5 shall relieve Purchaser or Seller of any liability for a willful and material breach of this Agreement prior to the effective date of such termination.

5.	REPRESENTATIONS AND WARRANTIES OF SELLER

        Except as otherwise set forth in the disclosure schedule delivered by the Seller to the Purchaser on the date hereof (the “Disclosure Schedule”), the Seller represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as set forth below:

     5.1.        Organization and Good Standing. Seller is a company duly organized and validly existing under the laws of the State of Israel and Seller has all requisite corporate power and authority to own, lease and operate the Purchased Assets and to carry on the Business as now conducted. Seller is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of the Business or ownership of Purchased Assets requires such qualification or authorization, except where failure to be so qualified would not have a Material Adverse Effect. Seller’s Memorandum of Association Articles of Associations as in effect on the date hereof have been provided to Purchaser.

     5.2.        Subsidiaries. Schedule 5.2 sets forth a list of each Subsidiary and each other Affiliate of Seller that is currently engaged, has in the past engaged or currently intends to engage in the Business or that has title to any Purchased Asset or Assumed Liability, together with its jurisdiction of organization, as well as all other Subsidiaries and Affiliates of Seller. Except as set forth in Schedule 5.2, each such Subsidiary and Affiliate is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease, use and operate the Purchased Assets owned, leased, used or operated by it and is duly qualified to do business and is in good standing as a foreign corporation or other entity (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership, lease, use or operation of its properties and assets comprising the Purchased Assets requires such qualification, except where failure to comply would not have a Material Adverse Effect.

     5.3.        Authorization of Agreement. Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and Seller has all requisite power, authority and legal capacity to execute and deliver each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (together, the “Seller Documents”), to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller, except for Seller’s stockholder approval which will be obtained prior to Closing. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller which is a party thereto and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

        Seller has not: (i) received any notice from any applicable Governmental Body in their respective states of incorporation that its registration may be revoked, stricken or erased; (ii) admitted an inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy, liquidation winding up, stay of proceedings, plan of arrangement or any similar proceeding, or (iii) consented to the appointment of a receiver, liquidator, trustee or special manager for itself or for any substantial part of its properties, or made any determination in respect of the distribution of its assets (the forgoing collectively referred to below as “Bankruptcy Events”). No notice, written or oral, has been received of any Action for, or the intent of any Person to request to seek or pursue, any remedy under or in connection with a Bankruptcy Event and the Seller is not aware of any such intent of any Person. The board of directors of the Seller and the Board of Directors of each Shareholder have determined that, considering the financial position and Liabilities of the Seller following the Closing, no reasonable concern exists that the Seller will be unable to fulfill the obligations of the Seller to its creditors and its obligations under this Agreement.

     5.4.        Conflicts. The execution, delivery and performance of this Agreement or any Seller Documents by the Seller does not and will not (a) violate or conflict with the [Memorandum of Association], Articles of Association or any other organizational or charter documents of Seller; (b) conflict with or violate any Law or Order; (c)  result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which the Seller is a party or to which any properties of Seller is subject; or (d) result in the creation of any Lien on any assets held, leased, licensed, owned or used by Seller.

     5.5.        Consents of Third Parties. Except as set forth in Schedule 5.5, the execution and delivery of this Agreement and the Seller Documents by the Seller does not, and the performance of this Agreement by the Seller, including, without limitation, transfer and assignment of all the Purchased Assets, will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Body or any other Person.

     5.6.         Financial Information; No Undisclosed Liabilities.

     5.6.1.        Schedule 5.6.1 sets forth the audited, consolidated balance sheet of the Seller as of December 31, 2005 and December 31, 2006, and the related statements of shareholder’s equity, cash flow and results of operations of the Seller for the year ended December 31, 2005 and for the year ended December 31, 2006, and the unaudited balance sheet of the Seller as of October 31, 2007 (collectively, the “Financial Statements”). Such Financial Statements are true and correct, were prepared in accordance with GAAP, applied on a basis consistent with past practice and present fairly the financial position and results of operations of the Seller, as of the dates and for the periods indicated.

    5.6.2.        Seller has provided purchaser with all relevant information in connection with the preparation of Seller’s unaudited financial statements for the year of 2007 (the “2007 FS”). Neither the information nor any other statement or certificate made or delivered by the Seller in connection with the preparation of the 2007 FS contains any untrue statement of a fact or omits to state a fact necessary for the preparation of the 2007 FS. There is no fact or information relating to the business, prospects, condition (financial or otherwise), affairs, operations, or assets of the Seller known by the Seller, that has not been disclosed to the Purchaser in connection with the preparation of the October Balance Sheet.

    5.6.3.        Seller does not have any indebtedness or currently existing Liabilities of any kind with respect to the Purchased Assets, the Assumed Liabilities and the Business or otherwise, other than those set forth in Schedules 5.6 and Schedule 5.6.3. Schedules 5.6 and 5.6.3 include, inter alia, the names of the Persons (including, without limitation, any of the Seller’s former or current employees, shareholders, suppliers and any applicable Governmental Body) with respect to which each Liability is incurred (the “Creditors”).

     5.7.        Title to Purchased Assets; Sufficiency. The Seller holds good and marketable title to and has valid interests in all of the Purchased Assets free and clear of any and all Liens (collectively, “Permitted Liens”). The Seller is not in default or in breach of any provision which is required to be performed by it under any of its leases or licenses and holds a valid ownership, leasehold or licensed interest in the Purchased Assets not outright owned by it. The Purchased Assets are in good operating condition and repair, reasonable wear and tear excepted, and conform in all material respects with all applicable Laws. The Purchased Assets include all assets, rights, properties, licenses and permits, contracts and other benefits that are necessary in order to allow the Purchaser to continue after the Closing to conduct the Business as presently conducted and as contemplated to be conducted, and, other than the Purchased Assets there are no other assets, properties or rights owned, used, held, or licensed by the Seller or any third party which are necessary in order to allow the Purchaser to continue after the Closing to conduct the Business as presently conducted and as contemplated to be conducted. The Purchaser has good, valid and marketable title to all of the Purchased Assets, free and clear of any Liens and any adverse claims by any Person, and the Purchaser shall have full right and power to the peaceful and quite usage and possession rights of the Purchased Assets so transferred. The Purchaser shall be subject to no limitations, obligations or restrictions with regard to the sale, license, distribution or other transfer or exploitation of the Purchased Assets, whether in the form transferred to it or after modification, except for any such limitation, obligations or restrictions that are created by Purchaser or are derived from agreements to which it is a party (including Purchased Intellectual Property Licenses).

     5.8.        Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth in Schedule 5.8, since December 31, 2006 (i) Seller has conducted the Business only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect as of the date hereof. Without limiting the generality of the foregoing, since December 31, 2006:

5.8.1. There has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the Purchased Assets;

5.8.2. Seller has not sold, leased, transferred, assigned, conveyed or otherwise disposed of any of its respective assets of the Business (whether tangible or intangible);

5.8.3. Seller has not mortgaged, pledged or subjected to any Lien any of the Purchased Assets, or acquired any assets used or held for use in the Business;

5.8.4. Seller has not granted any license or sublicense of any rights under or with respect to the Transferred Intellectual Property;

    5.8.5.        Seller has not made any loan (other than advances of expenses) or entered into any other transaction with Employees or its Affiliates, has not granted any bonuses to such Employees or increased the compensation of any Employee; and

5.8.6. Seller has not agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 5.8.

     5.9.        Intellectual Property.

     5.9.1.        Schedule 5.9.1 sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registrations of any Marks, unregistered Marks used since January 1, 2002, registered Copyrights and pending applications for the registration of Copyrights which are included in the Transferred Intellectual Property. Schedule 5.9.1 lists all of the jurisdictions in which each such item of Transferred Intellectual Property has been issued or registered or in which any such application for such issuance or registration has been filed. Each item of Transferred Intellectual Property is valid and subsisting, and has not been abandoned or passed into the public domain.

    5.9.2.        Except as disclosed on Schedule 5.9.2, Seller is the sole and exclusive owner of all right, title and interest in and to all the Transferred Intellectual Property, including the Patents, the Marks, the Copyright and the Software included therein. All Transferred Intellectual Property either (i) was invented or created by employees of Seller, acting within the scope of their employment, or by Third Parties (including consultants, independent contractors, representatives, former employees or agents of Seller), all of which employees and Third Parties have validly and irrevocably assigned all of their rights, title and interest including Intellectual Property rights therein, to Seller or the Subsidiaries, and no Third Party (including any employee of Seller) owns or has any rights, title and interest to any of such Transferred Intellectual Property, or (ii) is duly and validly licensed to Seller or any of the Subsidiaries for use, license or sale in the manner currently used, licensed or sold by Seller or the Subsidiaries in the operation of the Business, as it is currently conducted, in either case, free and clear of all Liens or obligations to others (except for such obligations to customers under agreements specified in Schedule 5.9.5). Except as disclosed on Schedule 5.9.2, no Person who has licensed any Transferred Intellectual Property to Seller or any of the Subsidiaries has any ownership rights or license rights to improvements or derivative works made by Seller or any of the Subsidiaries with respect to such Transferred Intellectual Property.

    5.9.3.        The operation of the Business as currently conducted, including the use of the Transferred Intellectual Property in connection with the Business, and the present business practices and methods of Seller and the Subsidiaries as part of the Business, do not infringe, misappropriate or constitute the unauthorized use of any Intellectual Property of any Person, violate the right to privacy or publicity of any person, defame or libel any Person, constitute unfair competition or trade practices under the laws of any jurisdiction, and do not violate, infringe, misappropriate or constitute an unauthorized use, of any other right of any Person. The Transferred Intellectual Property, including the Purchased Intellectual Property Licenses, include all of the Intellectual Property currently used by Seller in the Business as currently conducted, and in Seller’s reasonable business judgment, the Transferred Intellectual Property, including the Purchased Intellectual Property Licenses, constitute Intellectual Property which is sufficient to conduct the Business as currently being conducted, without giving effect to any intended use by Purchaser after the Closing that is in any material way different from the conduct of the business by Seller prior to Closing.

    5.9.4.        Except with respect to licenses of commercial off-the-shelf Software, and except pursuant to the Purchased Intellectual Property Licenses listed on Schedule 5.9.5, Seller is not required, obligated, or under any Liability, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Transferred Intellectual Property, or to any other person, with respect to the use thereof or in connection with the conduct of the Business as currently conducted.

     5.9.5.        Schedule 5.9.5 sets forth a complete and accurate list of all material Contracts currently in effect to which Seller is a party which are related to the Business (i) consisting of any Purchased Intellectual Property Licenses, (ii) pursuant to which Seller has granted to any Third Party any right to use, license or sell any of the Transferred Intellectual Property, (iii) containing a covenant limiting the ability of the Seller to exploit any of the Transferred Intellectual Property or (iv) containing an agreement to indemnify any Person against any claim that the use or other exploitation of the Transferred Intellectual Property by such Third Party violates, infringes, misappropriates or constitutes an unauthorized use of any Intellectual Property rights or any other rights of any Person.

    5.9.6.        Each of the Purchased Intellectual Property Licenses is in full force and effect and, is the legal, valid and binding obligation of the parties thereto, enforceable against Seller, or to the Knowledge of Seller against the other parties thereto, in accordance with its terms. Seller is not in material default under any Purchased Intellectual Property License, nor, to the Knowledge of Seller, is any other party to a Purchased Intellectual Property License in material default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Purchased Intellectual Property Licenses has exercised any termination rights with respect thereto.

    5.9.7.        No Transferred Trade Secret relating to the Business as presently conducted has been authorized to be disclosed or has been actually disclosed by Seller to any employee, Affiliate or any Third Party other than pursuant to a non-disclosure agreement restricting the disclosure and use of such Transferred Trade Secret. Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of all the Trade Secrets of Seller that constitute part of the Transferred Intellectual Property and any other non-public, proprietary information, including invention disclosures, not covered by any Patents owned by Seller that constitute part of the Transferred Intellectual Property, which measures are reasonable in the industry in which Seller operate. Except as set forth in Schedule 5.9.7, each employee, consultant, independent contractor, representative and agent of Seller that was engaged in the past three years has entered into a written non-disclosure and invention assignment agreement with Seller.

    5.9.8.        As of the date hereof, Seller is not the subject of any pending Legal Proceeding brought by any Person against Seller, or to the Knowledge of Seller, any threatened Legal Proceedings which involves a claim of infringement, unauthorized use, or violation of any Intellectual Property or other right, or which challenges the ownership, use, validity or enforceability of any Transferred Intellectual Property or to Seller’s Knowledge any Purchased Intellectual Property Licenses. Seller has not received written (including, without limitation, by electronic mail) notice of any such threatened claim against Seller of infringement, unauthorized use, or violation of any Intellectual Property or other right, or challenging the ownership, use, validity or enforceability of any Transferred Intellectual Property or any Purchased Intellectual Property Licenses.

    5.9.9.        Seller has no Knowledge of any facts or information that: (i) would render any Transferred Intellectual Property or any Purchased Intellectual Property License invalid or unenforceable, or (ii) would adversely affect or impede the ability of Seller to use any Transferred Intellectual Property or any Purchased Intellectual Property Licenses in the conduct of the Business as it is currently conducted. Seller has no Knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application or other filing with respect to, any Transferred Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or other filing or that to Seller’s Knowledge would otherwise affect the validity or enforceability of any registration with respect to any Transferred Intellectual Property.

    5.9.10.        All registration, maintenance, renewal or any other fees in connection with each item of Transferred Intellectual Property have been paid, and all material documents and certificates in connection with Transferred Intellectual Property have been filed with the relevant authorities for the purpose of maintaining the registrations, recordation, filings and effectiveness with respect to any Transferred Intellectual Property. There are no actions that must be taken by Seller, or the Purchaser within forty five (45) days following the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Transferred Intellectual Property registered in, or for which application was made. To the maximum extent provided for by, and in accordance with, Laws, Seller has recorded in a timely manner each assignment of registered Transferred Intellectual Property assigned to Seller with the relevant governmental authority, including the United States Patent and Trademark Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be.

    5.9.11.        To the Knowledge of Seller, no Person is infringing, violating, misusing or misappropriating any Transferred Intellectual Property of Seller or to Seller’s Knowledge any Purchased Intellectual Property Licenses, and no such claims have been made in writing against any Person by Seller.

    5.9.12.        There are no Orders to which Seller is a party or by which Seller is bound which restrict the rights to use any of the Transferred Intellectual Property or any Purchased Intellectual Property Licenses.

    5.9.13.        The consummation of the transactions contemplated hereby will not result in the loss or impairment of Purchaser’s right to own or use any portion of the Transferred Intellectual Property or any Purchased Intellectual Property Licenses, assuming receipt of the consents under such Purchased Intellectual Property Licenses specified in Appendix 1-31.

    5.9.14.        To Seller’s Knowledge, no present or former employee, consultant, independent representative, agent or contractor of Seller has any right, title, or interest, directly or indirectly, in whole or in part, in any Transferred Intellectual Property. To the Knowledge of Seller, no employee, consultant, independent representative, agent or contractor of Seller is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by Seller in connection with the Transferred Intellectual Property, in default or breach of any material term of any non-disclosure agreement, assignment of invention agreement or similar agreement.

     5.9.15.        Schedule 5.9.15 sets forth (i) a complete and accurate list of all Software that is owned exclusively by Seller and is used in the operation of the Business and (ii) a complete and accurate list of all Software that is used by Seller in the operation of the Business that is not exclusively owned by Seller, except for standard off the shelf Software.

    5.9.16.        The Software referred to in clause (i) of Section 5.9.15 operate in a manner which is substantially in conformity and compliance with all specifications relating thereto or to the design, performance, operation, test, support and maintenance of such Software, and other documentation relating to such technical specifications. All Software included as Purchased Assets shall be delivered at Closing (i) free of any viruses, including any Trojan horse, worm, harmful or disruptive component, or computer programming code intentionally constructed to damage, interfere with or otherwise adversely effect other codes, computer programs, data files or operations, and (ii) free of any code that would disable or shut down, in whole or in part, any material computer program, including any device or method that permits any person to circumvent the normal security of the Software.

     5.9.17.        Schedule 5.9.17 sets forth a complete list of all Contracts pursuant to which any source code that relates to, or is part of, any Transferred Intellectual Property has been placed in escrow for the benefit of any Third Party. Neither the execution of this Agreement, the Seller Documents nor any of the transactions contemplated hereby or thereby will cause the release of or give any Person the right to demand any source code or other data or information from any escrow agreement or similar arrangement to which the Seller is party and which relate to or is part of any Transferred Intellectual Property.

    5.9.18.        Except as set forth in Schedule 5.9.18, Seller does not use or has the right to use any Software which is “open source” or “free software” or subject to any public license or to any license the terms of which are analogous to the foregoing, under the terms of which it may be required to, among others, disclose or distribute any such Intellectual Property in source code form, to license any such Intellectual Property for the purpose of making derivative works, or to distribute any such Intellectual Property without charge

5.9.19. Schedule 5.9.19 contains a list of all research and development projects currently in progress which are conducted by Seller that relate both to the Business.

     5.10.        Material Contracts. Schedule 5.10 contains a complete and accurate list of all Material Contracts as of the date hereof. Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation upon Seller, enforceable against them in accordance with its terms. Seller is not in material default under any Material Contract, nor, to the Knowledge of Seller, is any other party to any Material Contract in material default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto. Seller has not waived any material rights under any Material Contract. Seller has, and will transfer to Purchaser at the Closing, good and valid title to the Material Contracts, free and clear of all Liens, subject to receipt of any necessary Third Party consents. Seller has delivered or otherwise made available to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto. Except as set forth in Schedule 5.10, there are no outstanding obligations or undertakings, including without limitation, maintenance, support and warranty and similar obligations under any of the Material Contracts, which are required to be performed following the Closing. The terms of the Material Contracts which are required to be performed by Seller and that after Closing will be required to be performed by Purchaser, are not, as of the date hereof, in any violation of any applicable Law.

     5.11.        Employee Matters.

     5.11.1.        Schedule 5.11.1 contains a list of the names of all the employees who are employed by Seller in connection with the Business (the “Employees”), and all consultants who are providing services to the Seller in connection with the Business (the “Consultants”), including their title, their employment start date, and the terms of their employment including salaries, social and other benefits and entitlements. Except as disclosed in Schedule 5.11.1, Seller is not in default with respect to any of its obligations relating to the salaries or benefits owed to the Employees or the Consultants. All Employees involved in the Business are engaged by the Seller, and other than the Employees, there are no other employees or consultants involved in the Business and engaged by the Seller.

    5.11.2.        Seller is not a party to any collective bargaining agreement with any labor union applicable to the Employees. To the best of Seller’s Knowledge there are no representation or certification proceedings or petitions seeking a representation or certification proceeding pending or threatened to be brought or filed with any labor relations tribunal involving the Employees.

    5.11.3.        Except as set forth in Schedule 5.11.3, there are no grievances, unfair labor practices or employment discrimination charges, complaints or claims of the employees against Seller that is either pending, or, to the best of Seller’s Knowledge, threatened before any Governmental Body.

    5.11.4.        No Employee is or will be entitled to any compensation, bonus, severance pay or any other benefits or entitlements on account of or resulting from any action taken by Seller in connection with any of the transactions contemplated under the Agreement or on account of or resulting from the termination of any Employees or their recruitment by the Purchaser except (i) as set forth in Schedule 5.11.4, (ii) rights and benefits provided under applicable Law but solely to the extent so provided in such applicable Laws, and (iii) amounts due from Seller Employee Plans which have been fully funded and will be payable solely by such Employee Plans.

     5.11.5.        Schedule 5.11.5 contains an accurate and complete list of each Employee Plan and each Employee Agreement. Seller has made available to the Purchaser or its counsel true, complete and correct copies of (i) the most recent plan documents, adoption agreements, summary plan descriptions, and all amendments thereto for each Employee Plan, and (ii) the most recent actuarial and audit reports for each Employee Plan for which such reports are available.

    5.11.6.        Each Employee Plan, including plans maintained for the benefit of Employees outside of Israel, has been established and maintained in accordance with its terms and all applicable Laws and (i) all contributions to each such Employee Plan required through the Closing Date have been and will be made by Seller, (iii) each Employee Plan is either fully funded (or fully insured) based upon generally accepted local actuarial and accounting practices and procedures or adequate accruals for each Employee Plan have been made in Seller’s financial statements in accordance with GAAP, (iii) there are no judicial, regulatory, arbitration or similar proceedings, inquiries, investigations or audits pending, or, to the Seller’s knowledge, threatened or anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan; (iv)  Seller is not subject to any penalty or Tax with respect to any Employee Plan and (v) no event has occurred and no condition or circumstance has existed or exists which may reasonably be expected to result in the disqualification of such Employee Plan.

    5.11.7.        Except as set forth on Schedule 5.11.7 , all amounts that Seller is legally or contractually required either (i) to deduct from any Employee’s salary or to transfer to such Employee’s pension or provident, life insurance, incapacity insurance, continuing education fund or other similar fund or (ii) to withhold from any Employee’s salary and pay to any Governmental Body as required by applicable Laws have, in each case, been duly deducted, transferred, withheld and paid, and Seller does not have any outstanding obligation to make any such deduction, transfer, withholding or payment.

     5.12.        Litigation. Except as set forth on Schedule 5.12, there is no Legal Proceeding or governmental investigation pending or, to the Knowledge of Seller, threatened by or against Seller (including without limitation, any claims for assessment or collection of Taxes on any Purchased Assets) or that seeks to impair, prohibit or restrain the ability of Seller to enter into this Agreement or any Seller Document, as applicable, or to consummate any of the transactions contemplated hereby or thereby and (ii) Seller is not subject to any Order, and to the Knowledge of Seller, there are no Orders threatened to be imposed on Seller in respect of the Business or any Purchased Asset.

     5.13.        Compliance with Laws; Permits.

    5.13.1.        Except as set forth in Schedule 5.13, Seller is, and at all times has been, in compliance in all material respects with all Laws applicable to the Business or the Purchased Assets. Seller has not received any written or other notice of or been charged with the violation of any Law affecting the Business or the Purchased Assets. To the Knowledge of Seller, Seller is not under investigation with respect to the violation of any Laws affecting the Business or the Purchased Assets.

    5.13.2.        Seller holds all Permits which are required for the operation of the Business as currently conducted. Seller is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) in any material respect of any term, condition or provision of any such Permit.

    5.14.        Insurance. The Seller does not carry any insurance coverage with respect to its assets and/or operations. Since January 1, 2002, no material claim by Seller for coverage under any insurance policy (or any predecessor policies) has been denied.

     5.15.        Accounts Receivable and Payable.

     5.15.1.        Schedule 5.15.1 sets forth the Seller’s expected Backlog, deferred revenues and Purchased Accounts Receivable of the Business as of December 31, 2007, all of which form part of the Purchased Assets.

    5.15.2.        All the Purchased Accounts Receivable have arisen from bona fide transactions in the ordinary course of business. All the Purchased Accounts Receivable reflected on the Financial Statements and Schedule 5.15.1 hereto were recorded in a manner consistent with past practice and in accordance with GAAP consistently applied. Seller has not taken any action to cause the Purchased Accounts Receivables not to be collectible in accordance with their terms, such as waiver or extension of payment terms. All goods and services to be delivered underlying the Purchased Accounts Receivable have been fully and timely delivered in accordance with their respective terms. None of the Purchased Accounts Receivable (i) are subject to any setoffs or counterclaims or (ii) for goods and services on sale or return basis or other repurchase arrangements.

     5.16.        Related Party Transactions. Neither the Seller, any Affiliate of Seller or any of their respective officers, directors, shareholders or employees (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, creditor or debtor of the Business, or (B) a participant in any transaction to which Seller is a party on behalf of the Business or (ii) is a party to any Contract with Seller acting on behalf of the Business.

     5.17.        Customers and Suppliers.

     5.17.1.        Schedule 5.17 sets forth a list of all customers of the Business during the period from January 1, 2006 to June 30 , 2007 and all suppliers that Seller believes are the major suppliers of the Business.

    5.17.2.        Except as set force in Schedule 5.17.2, since January 1, 2006, no customer or supplier of the Business listed in Schedule 5.17 has terminated its relationship with Seller or materially reduced or changed the pricing or other terms of its business with Seller and no customer or supplier listed on Schedule 5.17 has indicated to Seller that it intends to terminate or materially reduce the scope or pricing terms of its business with Seller.

    5.17.3.        To Seller’s best Knowledge, and after having conducted a thorough investigation, except as set force in Schedule 5.17.3, Seller is not in default under any oral or written contract with any customer, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder.

5.17.4. Schedule 5.17.4 lists Seller’s installed base of systems in the Business, by customer, including location of each system, date of installation, and warranty and service obligations.

    5.17.5.        Seller has made available to Purchaser copies of all Contracts currently outstanding between Seller and customers of Seller in the Business and all other Contracts of Seller that, are relevant for the continuation of the Business by Purchaser. Seller has also used commercially reasonable efforts to provide Purchaser with information regarding ongoing contacts with potential customers.

     5.18.        Product Warranty; Product Liability.

    5.18.1.        Except as set forth on Schedule 5.18, each product manufactured, sold or delivered by Seller under any Purchased Contract has been in conformity with all product specifications and all express and implied warranties. Seller does not have any Liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations. Seller has provided Purchaser with true and complete copies of all warranties, warranty policies, service and maintenance agreements related to the Purchased Assets and Assumed Liabilities. All such warranties are in conformity with the requirements of applicable Laws. Schedule 5.18 sets forth a true and accurate list of all warranty claims in respect of the Business or the Purchased Assets since January 1, 2006 requiring from Seller either disconnection of a product, replacement of a product or payment of damages or penalties (whether liquidated or not).

    5.18.2.        Seller has not, in conducting the Business committed any act or failed to commit any act, which resulted in, and there has been no occurrence which gives rise to or form the basis of, any product and professional Liability or Liability for breach of warranty (whether covered by insurance or not) on the part of Seller with respect to products included in the Business and that were designed, manufactured, assembled, repaired, maintained, delivered or installed or services rendered prior to the Closing.

     5.19.        Financial Advisors. No person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement that would result in the obligation of Purchaser to pay any finder’s fee, brokerage fee, commission or similar payment in connection with the transactions contemplated hereby.

     5.20.        Best Offer. Since the beginning of 2007, Seller has conducted several negotiations with potential purchasers for the sale of Seller’s business or Seller’s shares. None of such negotiations materialized due to commercial reasons. Seller is not aware of any superior offer currently available to Seller with respect to the purchase of Seller’s Business or shares. Seller is of the opinion that the transaction contemplated by this Agreement is the best offer available to Seller as of the date hereof and as of the Closing.

     5.21.        Full Disclosure. Neither this Agreement, the Disclosure Schedule or any Exhibit , Appendix or Schedule hereto or thereto, nor any documents, certificates or other items prepared or supplied or to be prepared or supplied by the Seller with respect to the transactions contemplated hereby contains or will contain an untrue statement or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made and taken as a whole, not misleading. No statement made by the Seller with respect to the transactions contemplated hereby contains or will contain an untrue fact or omits to state a material fact necessary to make such statements, in light of the circumstances under which they were made and taken as a whole, knowingly misleading. There is no material fact which Seller has not disclosed to Purchaser in writing which adversely affects or could adversely affect the Business or the prospects, condition (financial and otherwise), operations, property or affairs of Seller. It is hereby agreed that any effect which results in damages of USD30,000 (thirty thousand United States dollars) or more shall for the purpose of this section 5.21 be deemed to be a material adverse effect.

6.	REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as set forth below:

     6.1.        Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to own, lease and operate its business.

     6.2.        Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

     6.3.        Conflicts; Consents of Third Parties.

    6.3.1.        Neither of the execution and delivery by Purchaser of this Agreement and of Purchaser Documents, nor the compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in a violation of, any provision of the organizational documents of Purchaser, (ii) violate any statute, rule, regulation or Order of any Governmental Body by which Purchaser is bound, or (iii) any applicable Law.

    6.3.2.        No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

     6.4.        Full information. Without derogating from the Seller’s representations set forth in this Agreement, the Purchaser represents that it has had an opportunity to ask questions and receive answers from the Seller regarding the Seller, its business and the terms and conditions pursuant to which the Purchased Assets are being sold and the Assumed Liabilities are being assumed. The Purchaser has also received from the Seller certain documents and responses to its questions and requests. Purchaser is aware of the nature of the Transferred Software owned by the Seller and found same satisfactory and it is willing to purchase such Transferred Software owned by the Seller based upon its own inquiries.

7.	COVENANTS

     7.1.        Access to Information. Seller agrees that, prior to the Closing Date, Purchaser shall be entitled, through its officers, employees and representatives, to make such reasonable investigation of the properties, and operations of Seller and such examination of the books and records and to make extracts and copies of such books and records of Seller , in each case, including without limitation, correspondence with contacts at potential customers of the Business. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances and Seller shall reasonably cooperate fully therein. No investigation by Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants obligations or agreements of Seller or Purchaser or of any of their respective Affiliates contained in this Agreement or the Seller Documents. All information referred to in this Section 7.1 shall be subject to the Mutual Non Disclosure Agreement between Seller and Purchaser, dated May15, 2007, which shall continue to be in full force and effect.

     7.2.        Conduct of the Business Pending the Closing.

    7.2.1.        From and after the date hereof and until the Closing Date, except as otherwise expressly provided by this Agreement or with the prior written consent of Purchaser, which shall not be unreasonably withheld, Seller shall:

    7.2.1.1.        use their reasonable commercial efforts to (A) preserve the present Business operations, organization (including all Employees) and goodwill of the Business and (B) preserve the present relationships with Persons having business dealings with Seller in the conduct of, or relating to, the Business, including customers and suppliers;

    7.2.1.2.        maintain (A) all of the Purchased Assets in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the Purchased Assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

    7.2.1.3.        (A) maintain the books, accounts and records of Seller relating to the Business in the ordinary course of business, (B) continue to collect accounts receivable and pay accounts payable and other Liabilities and Taxes consistent with past practice in the Ordinary Course of Business, utilizing normal procedures and without materially discounting or accelerating payment of such accounts, and (C) comply with all material contractual and other obligations applicable to the operation of the Business, including those included in the Purchased Contracts;

7.2.1.4. maintain all Permits relating to the Business in full force and effect;

    7.2.1.5.        provide Purchaser with prompt notice of any material damage, destruction or loss, whether or not covered by insurance, with respect to the Purchased Assets or any other event that could reasonably be expected to have a Material Adverse Effect;

7.2.1.6. pay all maintenance and similar fees and take all other appropriate actions as necessary to prevent the abandonment, loss or impairment of all Transferred Intellectual Property;

    7.2.1.7.        comply in all material respects with all applicable Laws; and consult with Purchaser regarding all material terms including financial terms of all negotiations with customers of the Business for the supply of goods or services or in preparation of responses to RFP’s or bids for tenders in connection with the Business, it being clarified that Purchaser shall have no veto rights with respect thereto, however, Purchaser shall have no obligation to assume any proposal that was not so approved by Purchaser;

7.2.1.8. not take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.

7.2.2. Except as otherwise expressly provided by this Agreement or with the prior written consent of Purchaser, which shall not be unreasonably withheld, Seller shall not:

    7.2.2.1.        hire any new employee to serve in the Business or, except as required under this Agreement, terminate any Employee, or, except as may be required pursuant to any applicable Law, (A) increase the level of compensation of any Employee, (B) increase the coverage or benefits available under any (or create any new) Employee Plan made to, for, or with any of the Employees or otherwise modify or amend or terminate any such Employee Plan, , or (C) enter into any employment, deferred compensation, severance, consulting or similar agreement (or amend any such agreement) to which Seller is a party or involving Employee in his or her capacity as an Employee;

    7.2.2.2.        subject the Purchased Assets to any Lien or otherwise encumber or permit, allow or suffer to be encumbered, any of the Purchased Assets (whether tangible or intangible), except under any applicable Law;

7.2.2.3. acquire any material properties or assets in connection with the Business or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets ;

7.2.2.4. enter into or agree to enter into any merger or consolidation with any corporation or other entity;

7.2.2.5. cancel or compromise any debt or claim or waive or release any material right of Seller in respect of the Purchased Assets;

7.2.2.6. enter into any commitment for capital expenditures relating to the Business in excess of $1,000 for any individual commitment and $5,000 for all commitments in the aggregate;

    7.2.2.7.        make any expenditures in excess of $1,000 for any individual expenditure and $10,000 for all expenditures in the aggregate, provided however, that Seller shall be allowed to make the following expenditures which shall not be counted towards the abovementioned caps:payment of monthly rent in accordance with Seller’s currently in force lease agreement, and payment of municipality property tax (‘Arnona’) and utilities fess (i.e., electricity, water, telephone and internet);

    7.2.2.8.        introduce any material change with respect to the operation of the Business, including any material change in the types, nature, composition or quality of products or services, or make any material change in product specifications or terms of distributions of such products;

7.2.2.9. enter into any transaction relating to the Business which is not in the ordinary course of business or modify or renew any Purchased Contract;

7.2.2.10. enter into any Contract;

7.2.2.11. Terminate, materially amend, restate, supplement or waive any material rights under any (A) Material Contract or Purchased Intellectual Property License or (B) Permit;

    7.2.2.12.        make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case related primarily to the Business, the Purchased Assets or the Assumed Liabilities, except, in each case, with respect to any of the foregoing that relates to the Taxes payable in connection with this transaction, provided that, Purchaser shall not unreasonably withhold its consent to the making or changing of such election if such election could not have a material adverse effect on the Seller and/or the Purchaser; or

7.2.2.13. agree to do anything prohibited by this Section 7.2.2

     7.3.        Shut Down.

    7.3.1.        As promptly as practicable after the execution and delivery of this Agreement, the Seller will take prompt actions to dispose of all its Liabilities and bring the Seller to an orderly shut down.

    7.3.2.        Immediately after the Closing, the Seller shall take all required actions in order to liquidate the Seller, including without limitation, obtaining board consent and convening an extraordinary shareholders meeting for the purpose of approving such liquidation and the appointment of the liquidator, to the extent applicable.

     7.4.        Regulatory and Other Authorizations; Consents. The Seller shall use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Bodies and any third Persons that may be or become necessary for the execution and delivery of, and the performance of the obligations pursuant to, this Agreement including for the transfer of all the Purchased Assets hereunder without any additional liability or obligation to the Purchaser, other than the Assumed Liabilities, and will cooperate fully with the Purchaser and such Governmental Body and third Persons in promptly seeking to obtain all such authorizations, consents, orders and approvals, both before and after Closing. The Purchaser will, to the extent reasonably necessary, cooperate with Seller with respect to the Seller’s efforts to obtain the authorizations, consents, orders and approvals contemplated by this Section 7.3. In the event that under this Agreement, any authorizations, consents, orders and approvals are not a condition to the Closing, then Seller shall continue to be bound by this Section 7.3 after the Closing in order to obtain the foregoing as soon as reasonably possible after the Closing

     7.5.        Change of Name. Until the Closing, the Seller shall change its name and shall immediately cease using the Trademarks, the trade-names and domain names included in the Transferred Intellectual Property, and shall, as of the Closing , cease to do business under a corporate name or trade name that incorporates such Trademarks or trade names or any marks or names substantially similar or confusingly similar thereto and the Purchaser shall be entitled to fully use such Trademarks, the trade-names and domain names included in the Transferred Intellectual Property as well as corporate name. Following the Closing, Purchaser shall be entitled to take all steps necessary for the removal of the name of the Seller from any Register of Record of Trademark registered users in any office or agency of any government or organization, and the Seller will render any assistance required by the Purchaser in connection with such removal.

     7.6.        Non-Competition; Non-Solicitation; Confidentiality.

    7.6.1.        In order that the Purchaser may have and enjoy the full benefit of the Purchased Assets, Seller, shall not, directly or indirectly, from the Closing Date hereof until the expiration of 24 (twenty four) months after the Closing (the “Non-Compete Period”): (i) own, manage operate, finance, join, control or participate in the ownership, management, financing, operation, business or control of or otherwise be involved in any way in any business or Person anywhere in the world that at any time during the Non-Compete Period: (a) engages in the developing, producing, offering, distributing, selling or supporting of products or services similar to, or directly or indirectly competitive with, the products and services that are included in the Business, as conducted and as proposed to be conducted; (b) engages in any activity concerning Intellectual Property that is competitive with the Transferred Intellectual Property or any other technology developed or contemplated to be developed by the Purchaser during the Non-Compete Period, in each case, which are directly or indirectly related to, derived from, on the basis of, or resulting from, directly or indirectly, the Transferred Intellectual Property; or (c) is otherwise directly or indirectly competing with the Purchaser or any of its Subsidiaries; or (ii) initiate or maintain any contact with any Person associated with Seller in the past and/or the present regarding all matters relating to the Purchased Assets in a manner that interferes with the use of the Purchased Assets by Purchaser after Closing. The Seller acknowledges that the consideration received by the Seller hereunder is paid in consideration, in part, for the non-compete obligations hereunder and that in light of the nature of this transaction, the interest that the Seller has in the success of the Purchaser and the critical significance of the non-compete covenant to the Purchaser’s business and to its willingness to enter into this Agreement and pay the Purchase Price, the non-compete covenant is reasonable and fair in the circumstances.

    7.6.2.        To the extent the Company is not liquidated prior to the expiration of 24 (twenty four) months after the Closing, the Seller shall not, until the expiration of 24 (twenty four) months after the Closing, and shall cause all the Affiliates directly or indirectly controlled by Seller not to: (i) cause, solicit, induce or encourage any Employees who become employees of Purchaser (or any Affiliate thereof) to leave such employment or otherwise engage any such individual, provided that nothing herein shall be deemed to be a limitation on soliciting, retaining or engaging such person if the termination of his or her engagement by Purchaser or its Affiliates was not the result of a prohibited solicitation hereunder, provided that a period of at least 90 days after such termination has elapsed; (ii) solicit, induce or encourage any Employees who shall have received offers of engagement by Purchaser and have refused such offers, to become or continue to be employees or consultants of Seller, provided that such restriction shall expire 180 days after the later of Closing or termination of such Employees by Seller, or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former customer of Seller and any Person that becomes a client or customer of the Business after the Closing) or any other Person who has a business relationship with the Business, to terminate or adversely modify any such actual or prospective relationship. In addition, to the extent that, during the period of three years after Closing, Seller is approached by any potential customer in the Business, then Seller shall refer such potential customer to the Purchaser.

    7.6.3.        From and after the date hereof, Seller shall not and shall cause their respective Affiliates controlled by them and their respective employees, officers and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized employees, officers and directors of Seller or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Purchaser, any Purchaser Related Confidential Information.

For purposes of this Section 7.6, "Purchaser Related Confidential Information" shall mean the transactions contemplated hereby and any Trade Secrets or other confidential information with respect to the Purchased Assets, the Assumed Liabilities or the Business. “Purchaser Related Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is in the public domain at the time of disclosure by Purchaser or subsequently becomes so through no fault of Seller; (ii) was known to Seller or in its possession at the time of disclosure without any confidentiality obligation; (iii) is furnished to Seller by a third party having a lawful right to do so; (iv) was explicitly approved for release by written authorization of Purchaser; or (v) is disclosed in response to a valid order of a court or other governmental body with jurisdiction over Seller or Purchaser, but only to the extent of and for the purposes of such order, provided, however, that Seller shall first notify Purchaser in writing of the order, and permit Purchaser to seek an appropriate protective order.

    7.6.4.        The covenants and undertakings contained in this Section 7.6 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.6 will cause irreparable injury to the Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, the Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.6. The rights and remedies provided by this Section 7.6 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at Law or in equity. In the event that Purchaser were to seek damages for any breach of this Section 7.6, the portion of the Purchase Price which is allocated by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

    7.6.5.        The parties hereto agree that, if any court of competent jurisdiction in a final non-appealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.6 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

     7.7.        Publicity. Seller and any Affiliate thereof shall not issue any press release or announcement concerning the transactions contemplated hereby without the prior consent of the Purchaser. Seller will assist the Purchaser in the preparation of a release or announcement and subject to applicable Law, Purchaser shall provide the Seller reasonable time to comment on such release or announcement in advance of such issuance.

     7.8.        Notification of Certain Matters. Each party shall give prompt notice to the other parties of (i) the occurrence or nonoccurrence of any event which has caused or would be likely to cause any representation or warranty contained in this Agreement by such first party to be untrue or inaccurate in any material respect at or prior to the Closing; (ii) any material failure by such first party to comply with or satisfy in any material respect any covenant condition or agreement to be complied with or satisfied by it hereunder; (iii) any material notice or other material communication of which such party has knowledge from any Governmental Body or other Person in connection with the transactions contemplated by this Agreement; (iv) any Actions commenced or to the knowledge of such party threatened against, relating to, involving or otherwise affecting, the Purchased Assets which, if pending on the date of this Agreement, would individually or in the aggregate have or would reasonably be expected to have a Material Adverse Effect or which relate to the consummation of the transactions contemplated by this Agreement; or (v) any other material adverse effect or any event that would materially impair such party’s ability to perform its obligations under this Agreement. The delivery of any notice pursuant to this Section 7.8 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

8.	EMPLOYEES AND EMPLOYEE BENEFITS.

    8.1.        Seller shall provide such assistance to Purchaser in the solicitation and hiring of such Employees as Purchaser shall reasonably request, without the same constituting any obligation or undertaking by the Seller that such solicitation will be successful.

    8.2.        The Purchaser may, prior to the Closing, make employment offers to each Employee listed in Exhibit 8.2 on Purchaser’s standard form.

     8.3.        Termination of Employees’ Employment. In furtherance of the foregoing, Seller shall terminate all Employee Agreements and other employment arrangements with the Employees effective as of the Closing Date and Seller shall be liable for and shall pay all amounts due to such Employees with respect to their employment by Seller and all severance payments or other termination benefits (if any), due to any of the Employees as a result of the termination of their employment with Seller, subject to any settlement agreements to be entered into by Seller and such Employees (subject to applicable Law).

    8.4.        Nothing contained in this Agreement shall confer upon any Employee any right with respect to continuance of employment by the Purchaser, nor shall anything herein interfere with the right of the Purchaser or the Seller to terminate the employment of any of the Employees at any time, with or without cause, in accordance with the provisions of the respective employment agreements therewith. No provision of this Agreement shall create any third party beneficiary rights for any Employee, or any beneficiary or dependents thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Employee by the Purchaser or under any benefit plan which the Purchaser may maintain.

9.	CONDITIONS TO CLOSING

     9.1.        Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, unless waived by it prior to Closing:

    9.1.1.        the representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date);

    9.1.2.        Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date and Purchaser shall have received copies of such board and stockholders’ resolutions of Seller approving this Agreement and the transactions contemplated hereby;

    9.1.3.        (i) no Legal Proceedings shall have been instituted against Seller or Purchaser seeking to substantially restrain or prohibit the consummation of the transactions contemplated hereby, and (ii) no written legal threat thereof shall be outstanding which is reasonably likely to be successful, and (iii) there shall not be in effect any Order by or any objection from a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting or objecting to the consummation of the transactions contemplated hereby;

    9.1.4.        the parties hereto shall have obtained any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body or Third Party, including without limitation, those Third Parties listed in Schedule 5.5, required to be obtained or made in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated herein; all in a form reasonably satisfactory to Purchaser;

9.1.5. each and every one of those Employees listed on Exhibit 8.2 shall have entered into a binding employment agreement with Purchaser or any Affiliate thereof;

    9.1.6.        each and every one of those Employees who are employed by Seller upon execution of this Agreement and who shall not have, by Closing, signed an employment agreement with Purchaser, shall have entered into a binding non-compete agreement with Purchaser or any Affiliate thereof, in the form attached hereto as Exhibit 9.1.6 or substantially similar thereto;

9.1.7. there shall not have occurred a Material Adverse Effect;

9.1.8. the Purchaser shall have received all closing deliverables as set forth in Section 4.2.1 in form and substance acceptable to the Purchaser;

    9.1.9.        the Purchaser shall have received an executed resolution of the Seller’s shareholders, approving, subject to Closing, the change of the name of the Seller to any other name that is not substantially similar or confusingly similar to Seller’s current name; and

    9.1.10.        No customer has terminated its relationship with Seller or materially reduced or changed the pricing or other terms of its business with Seller and no customer has indicated to Seller that it intends to terminate or materially reduce the scope or pricing terms of its business with Seller.

    9.1.11.        Seller shall have paid in full all payments required to be made to Third Parties in connection with the purchase of any Third Party Software, Hardware or services which are required to be delivered to any customer of the Seller under any Purchased Contract and for which payment has been received or will be received prior to the Closing by Seller [this may be part of the payments list.

     9.2.        Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions:

    9.2.1.        The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date);

    9.2.2.        Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

    9.2.3.        (i) no Legal Proceedings shall have been instituted against Seller or Purchaser seeking to substantially restrain or prohibit the consummation of the transactions contemplated hereby, and (ii) there shall not be in effect any Order by or any objection from a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting or objecting to the consummation of the transactions contemplated hereby;

    9.2.4.        the parties hereto shall have obtained the consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated herein in a form reasonably satisfactory to Seller; and

9.2.5. the Seller shall have received all closing deliverables as set forth in Section 4.2.2 in form and substance acceptable to the Seller.

10.	INDEMNIFICATION.

     10.1.        Survival of Representations and Warranties. The representations and warranties of the parties contained in Sections 5 and 6 of this Agreement shall survive the Closing through and including 24 months following the Closing Date, other than (i) claims for intentional misrepresentation or fraud, or (ii) the representations and warranties included in Sections 5.7 (Title to Purchased Assets; Sufficiency), 5.9 (Intellectual Property), 5.11 (Employee Matters) and 5.13 (Compliance with Laws; Permits); all of which shall survive the Closing until the expiration of the applicable statute of limitations (in each case, the “Survival Period”); provided, however, that any obligations to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 10.3.1 before the termination of the applicable Survival Period.

     10.2.        Indemnification. Subject to Section 10.1, the Seller hereby agrees to indemnify and hold Purchaser, its Affiliates and their respective directors, officers, employees, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against:

    10.2.1.        any and all direct losses, liabilities, obligations, direct damages, costs and expenses (individually, a “Loss” and, collectively, “Losses”) based on, arising under or resulting from the failure of any representation or warranty of Seller set forth in this Agreement or in any Seller Document, to be true and correct at the date hereof and at the Closing Date;

10.2.2. any and all Losses based on, arising under or resulting from the breach of any covenant or other agreement on the part of Seller under this Agreement or any Seller Document;

10.2.3. any and all Losses based on, arising under or resulting from any Excluded Asset or any Excluded Liability; and

    10.2.4.        any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys’ and other professionals’ fees and disbursements (collectively, “Expenses”) incident to any and all Losses with respect to which indemnification is provided hereunder.

     10.3.        Indemnification Procedures.

     10.3.1.        Legal Proceedings. In the event that any Legal Proceedings shall be instituted or that any claim or demand (“Claim”) shall be asserted by any Person in respect of which payment may be sought under Section 10.2 hereof, the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party; provided, however, that the failure to give any such notice shall not release the indemnifying party from any obligations hereunder except to the extent it is actually prejudiced thereby. The indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within fifteen (15) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder or fails to notify the indemnified party of its election as herein provided, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim pursuant to the preceding sentence, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with one separate counsel at the expense of the indemnifying party if so requested by the indemnifying party to participate. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. Notwithstanding anything in this Section 10.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any indemnifiable Claim or permit a default or consent to entry of any judgment unless the settlement consists exclusively of the payment of money damages and the claimant and such party provide to such other party an unqualified release from all liability in respect of the indemnifiable Claim.

     10.3.2.        Escrow Fund. NIS 2,000,000 out of the Purchase Price (the “Escrow Fund”) shall be deposited with the Escrow Agent at Closing, and shall be used as a primary source for Purchaser Indemnified Parties to recover any amount to which they may be entitled from Seller according to this Agreement. The use of the Escrow Fund shall be governed by the Escrow Agreement.

     10.3.3.        Tax Treatment of Indemnity Payments. Seller and Purchaser agree to treat any indemnity payment made pursuant to this Section 10 as an adjustment to the Purchase Price for all Tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment received by the Purchaser is determined to be taxable by any Taxing Authority, the Seller shall also indemnify the Purchaser for any Taxes incurred by reason of the receipt of such payment and any Expenses incurred by the Purchaser, in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

11.	TAXES.

     11.1.        Tax Liability.

11.1.1. Seller shall be solely liable for any capital or income tax which may be imposed on it in connection with the transaction contemplated hereby.

    11.1.2.        Except as otherwise provided in this Agreement, as among the parties hereto, (i) the Seller shall be responsible for and pay all Taxes levied or imposed upon, or in connection with, the Purchased Assets or the conduct or operation of the Business on or before the Closing Date, (ii) Purchaser shall be responsible for and pay all Taxes incurred in connection with the use of the Purchased Assets by Purchaser after the Closing Date.

     11.2.        Cooperation on Tax Matters. Purchaser and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters, or as may be reasonably requested by a party from time to time so as to allow such party to comply with any filing or reporting obligation imposed on such party under applicable Law or requested by such party’s auditors.

     11.3.        Indemnification. Subsequent to the Closing Date, the Seller shall indemnify and hold harmless Purchaser and its Affiliates from and against (i) any Taxes of the Seller for any taxable year or taxable period that ends on or before the Closing Date, (ii) any Taxes of the Seller for any taxable year or taxable period that commences before and ends after the Closing Date (“Straddle Period”) which are allocable to the portion of such Straddle Period deemed to end on the Closing Date (on a pro-rata basis) and (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Seller (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, local or foreign law or regulation. The indemnity obligations of this Section shall include, in addition to the Taxes set forth in clauses (i) through (iii) also all Losses and Expenses incurred by Purchaser and its Affiliates in connection therewith

12.	MISCELLANEOUS

     12.1.        Expenses. Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

     12.2.        Specific Performance. The parties acknowledge and agree that the breach of this Agreement would cause irreparable damage to the parties and that the parties will not have an adequate remedy at law. Therefore, the obligations of the parties under this Agreement, including Seller’s obligation to sell the Purchased Assets to Purchaser and Purchaser’s obligation to pay the Purchase Price, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement.

     12.3.        Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel, without giving effect to the principles thereof relating to conflict of laws, applicable to agreements made and to be performed within such state. The parties submit to the exclusive jurisdiction of the competent courts of Tel Aviv-Jaffa in any dispute related to this Agreement.

     12.4.        Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto and all other Seller Documents and Purchaser Documents) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

     12.5.        Notices. All notices and other communications under this Agreement shall be in writing shall be given or made by delivery in person (and shall be deemed to have been duly given upon such delivery), by E-Mail (and shall be deemed to have been duly given one business day after dispatch with a return delivery confirmation is transmitted by recipient) , by overnight courier service (and shall be deemed to have been duly given two days after delivery to the courier service), by facsimile (and shall be deemed to have been duly given after transmission in full with electronic confirmation of transmission if delivered during recipient’s business hours, or on the next Business Day if delivered after recipient’s business hours), or by registered or certified mail (postage prepaid, return receipt requested) (and shall be deemed to have been duly given five days after delivery to the mail service) to the respective parties at the following addresses (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller:
Compwise Ltd.
2 Bergman St.
Rehovot Science Park, Rehovot,76705
Fax: +972-8-946-0559

If to Purchaser, to:
ECtel Ltd.
10 Amal St., Park Afek
Rosh Ha'ayin 48092, Israel
Fax: +972-3-900-2199
Attn: Legal Counsel

     12.6.         Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     12.7.        Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser (by operation of law, or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Purchaser’s rights to purchase the Purchased Assets and assume the Assumed Liabilities and Purchaser’s rights to seek indemnification hereunder) to any Affiliate thereof; provided however, that Purchaser shall remain liable for all of its obligations hereunder. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

     12.8.        Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

– Signature page follows –

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

COMPWISE LTD. By: —————————————— Name: Title:

ECTEL LTD. By: —————————————— Name: Title:

EXHIBIT 1

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings specified herein:

1.	“Accounts Receivable” means all accounts and notes receivable from customers related to or arising out of the Business or the Purchased Assets in connection with the sale of products or provision of services.

2.	“Action” means (a) action, suit, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, complaint, demand or other proceeding to, from, by or before any arbitrator, court, tribunal or other Governmental Authority.

3.	“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise

4.	“Backlog” means the amount of specified products and services that are scheduled to be delivered by Seller in connection with the Business after the Closing pursuant to, and calculated in accordance with, valid and binding agreements or firm purchase orders.

5.	“Business” means development of Software products and solutions, sale of Software License and installation integration, support, training and consultancy of the following:

5.1.	Solutions that enable customers amongst them telecoms, to maximize their tariff profitability, improve the retention of profitable customers and detect revenue leakage.

5.2.	Solutions for Business Intelligence purposes, including complete telecom pricing solution, financial impact analysis, competitive benchmarking and portfolio profitability management.

5.3.	Solutions for Operational Business Intelligence- customer retention, with prioritized retention activities according to accurate assessment of customer profitability and ability to automatically recommend appropriate customer tariffs.

5.4.	Solutions for Revenue Assurance – rating and billing verification, along with compliance for telecom consumer protection regulation.

The above solutions include but are not limited to the following three products:

5.5.	TP Impact – a pricing solution that provides executives with powerful insights to help them understand and confidently manage the impact of price changes, whether they are amendments to a current portfolio or the impact of a competitor’s new offer. The product harnesses customer usage patterns to give thorough, detailed yet straightforward analysis to executives.

5.6.	TP Care – a business intelligence tool that allows the service provider to make informed decisions and focus effort cost effectively on appropriate customers based on there profitability. The product gives competitive advantage that both service providers and their customers can appreciate.

5.7.	TP Assurance – a rating and billing verification tool that allows providers to validate the accuracy of there rating engines and bill cycles thus preventing loss and increasing customer satisfaction. The product enables service providers to find and prevent billing errors, and also helps them to meet their legal and regulatory obligations.

6.	“Business Day” means any day of the year (other than Fridays) on which national banking institutions in Israel are open to the public for conducting business and are not required by law to close.

7.	“Contract” means any contract, agreement, indenture, note, bond, loan, lease, commitment, consensual obligation, binding promise, undertaking, understanding or other arrangement or agreement, whether written or oral.

8.	“Documents” means all files, documents, instruments, correspondence, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, customer lists, customer files, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing and advertising documentation (sales brochures, flyers, pamphlets, promotional materials, web pages, etc.), and other similar materials, in each case in whatever form, including printed and electronic media.

9.	“Employee Agreement” means, with respect to Seller, each employment and consulting agreement and each bonus, relocation, repatriation, expatriation, or similar agreement between Seller and any Employee

10.	“Employee Plan” means each bonus, incentive compensation, stock option, deferred compensation, profit-sharing, retirement, pension, welfare, severance pay, supplemental income, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements covering Employees and pursuant to which Seller has any liability contingent or otherwise.

11.	“Escrow Agent” means Schwartz, Lerner, Duvshani Trustees (2003) (company no. 51-340200-8)

12.	“Escrow Agreement” means an escrow agreement by and among the Purchaser, the Seller and the Escrow Agent in the form of Exhibit A attached hereto.

13.	“Excluded Contracts” means any Contract other than the Purchased Contracts.

14.	“GAAP” means generally accepted accounting principles in effect in Israel on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

15.	“Governmental Body” means any: a) state, commonwealth, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental, quasi governmental or regulatory body of any nature, including any governmental division, subdivision, department, , or body, or (d) Court , public or private arbitrator or other public tribunal.

16.	“Hardware” means any and all computer and computer-related hardware or equipment, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and related peripherals.

17.	“Intellectual Property” means all intellectual property rights, of whatever kind, whether or not patentable, including all: (i) patents, designs and utility models and applications therefor, including continuations, divisionals, continuations-in-part, re-examinations, renewals, extensions, provisionals and reissues of patent applications and patents issuing thereon and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures (collectively, “Patents”), (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and addresses and general-use e-mail addresses, together with the goodwill associated with any of the foregoing throughout the world, and all applications, registrations and renewals thereof (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, including in and to works of authorship, moral rights, mask works and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations, collective works, and derivative works thereof (collectively, “Copyrights”), and (iv) Software.

18.	“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of the officers, directors and other employees of Seller set forth in Appendix 1-18. An individual will be deemed to have “Knowledge” of a particular fact or matter if such individual is actually aware of such fact or matter or if such individual should have reasonably become aware of such fact or matter after making due inquiry or otherwise in the course of performing his or her duties.

19.	“Law” means all laws, statutes, constitutions, treaties, rules, regulations, standards and directives binding as a matter of law, ordinances, applicable rulings, orders, writs, decrees, stipulations, judgments, injunctions and determinations of all Governmental Authorities.

20.	“Legal Proceeding” means any judicial, administrative or arbitral action, suit, litigation, proceeding (including civil, criminal, administrative, investigative or appellate proceeding), by or before any Governmental Body.

21.	“Liability” means any debt, obligation or liability, absolute or contingent, accrued or unaccrued, direct or indirect, known or unknown liquidated or unliquidated, or due or to become due, whether in contract, tort, strict liability or otherwise and whether implied, vicarious, derivative, joint, several or secondary.

22.	“Lien” means any lien, pledge, mortgage, deed of trust, security interest, preference, lease, charge, option, right of first refusal, trust, equitable interest, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, interference, restriction on the use of any asset or the possession, exercise or transfer of any attribute of ownership of any asset, or any claim with respect to any of the foregoing.

23.	“Material Adverse Effect” means any event, change, effect, condition or circumstance that, when taken individually or together with all other adverse events, changes or effects, is or is reasonably likely (a) to be materially adverse to the Purchased Assets, as a whole; or (b) to be materially adverse to the Business as a whole and to the ability of the Purchaser to continue such Business after the Closing as conducted prior to the Closing; or (c) to prevent or materially delay consummation of the transactions contemplated by this Agreement or performance by Seller of any material obligations under this Agreement or the Seller Documents, excluding any such effect described in clauses (a) – (c) above, resulting from or arising in connection with (i) material changes or conditions generally affecting the industries or markets related to the Business only to the extent that such changes or conditions do not have a disproportionate adverse effect on the Seller relative to other similarly situated companies, and (ii) material changes in general economic, capital markets, regulatory or political conditions only to the extent that such changes do not have a disproportionate adverse effect on the Seller relative to other similarly situated companies.

24.	“Material Contracts” means all the Purchased Contracts and all the following Contracts: (a) customer agreements involving the receipt of payment in 2006 or thereafter of more than $5,000 annually or involving continued performance of services by Purchaser after the Closing; (b) Contracts involving the obligation of Seller (with respect to any portion of the Business) to purchase products, materials, supplies, advertising, equipment or services for more than $10,000 annually; (c) joint venture or partnership agreements and Contracts providing for the formation of a joint venture, long-term alliance or partnership or involving an equity investment or sharing of profits by Seller (with respect to any portion of the Business); (d) Contracts (including Employee Agreements) that by their express terms affect or limit the freedom in any material manner of the Business or any portion thereof, or any of the Purchased Assets, to compete in any line of business or with any Person or in any geographic area; (e) Contracts (or a group of related Contracts) under which Seller (in each case, with respect to any portion of the Business or any of the Purchased Assets or Assumed Liabilities) has created, incurred, assumed, or guaranteed any indebtedness or that relates to the lending of amounts, or providing for the creation of any Lien upon any Purchased Asset; (f) leases, subleases or similar agreements under which Seller is a lessee or sublessee of tangible personal property used or held for use in any portion of the Business; (g) joint research and development Contracts involving the Business; (h) Contracts concerning the marketing or distribution by Third Parties of any products or services of the Business (including Contracts requiring the payment of any sales or marketing or distribution commissions or granting to any Person rights to market, distribute or sell such products or services); (i) other Contracts relating to the Business involving annual payments to or from Third Parties in excess of $2,500; (j) any Contract obligating the Seller (in each case, with respect to any portion of the Business or any of the Purchased Assets or Assumed Liabilities) to guarantee the performance of any other Person; (k) any Contract with any Governmental Body; (l) any power of attorney, proxy or similar instrument (in each case, with respect to any portion of the Business or any of the Purchased Assets or Assumed Liabilities); (m) any requirement or output Contract relating to the Business; (n) any Contract relating to the Business to indemnify any Person or to share in or contribute to the Liability of any Person, (o) all Contracts which include a provision for their termination or any change of any term thereof as a result of a change in control event, or a sale of all or any of the assets of Seller (in each case, with respect to any portion of the Business or any of the Purchased Assets or Assumed Liabilities), and (p) all Contracts which include a provision for their termination or any change of any term thereof as a result of their assignment.

25.	“Order” means any temporary, preliminary or permanent order, injunction, judgment, decree, edict, pronouncement, determination, reported decision, published opinion, verdict, sentence, stipulation, subpoena, ruling, writ, assessment or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any Court, administrative agency or other Governmental Body or any arbitrator or arbitration panel or any Contract with any Governmental Body that is or has been entered into in connection with any Legal Proceeding.

26.	“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

27.	“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, estate, Governmental Body or other entity.

28.	“Purchased Assets” shall mean the following assets

28.1.	the Transferred Intellectual Property, including all works-in-progress and Transferred the Purchased Equipment, including as set forth on Appendix 1-28.1;

28.2.	All of the goodwill associated with the Businessand the Transferred Trademarks included in the Transferred Intellectual Property, including all rights associated with the Seller’s name, domain name and web site.

28.3.	(i) the Accounts Receivable outstanding as of Closing together with all related Contracts and all related Liabilities that arise from facts or circumstances occurring after the Closing, and such related Contracts and Liabilities that arise from facts or circumstances occurring after the Closing (the “Purchased Accounts Receivable”); and (ii) all Backlog created prior to the date hereof and included in Appendix 1-28.3 and all Backlog created after the date hereof, in each case, together with all related Contracts and all related Liabilities that arise from facts or circumstances occurring after the Closing;

28.4.	the Purchased Intellectual Property Licenses, it being acknowledged that to the extent that any Purchased Intellectual Property License relates also to Seller’s business or operations other than the Business, then, at Seller’s election, in lieu of such license being transferred and assigned to Purchaser as a Purchased Asset, Seller may cause the grant of a new identical license from the relevant vendor to Purchaser so as to allow Seller to continue to be a party to the existing Purchased Intellectual Property License for the purpose of its other business activities, except for the Business;

28.5.	all rights of Seller under the Purchased Contracts including those listed in Appendix 1-28.5; provided, however, that if prior to the Closing, Seller fails to complete any deliverable pursuant to a Purchased Contract Purchaser may notify Seller that it has elected to exclude such Contract from the Purchased Assets and such Contract will be considered an Excluded Asset;

28.6.	(i) all Documents that are used in the Business related to the Purchased assets (ii) all Documents that relate to the Transferred Intellectual Property, and (iii) copies of Documents relating both to the Business and to the Excluded Assets and Excluded Liabilities;

28.7.	all Permits used or held for use as of Closing in the Business or relating to the Purchased Assets (or any portion thereof), except for any Permits that are corporate Permits of Seller, such as Permits that qualify Seller to operate in any jurisdiction, and except for Permits that relate generally to the operations or Seller and not specifically with respect to the Business or the operation of the Purchased Assets;

28.8.	all proposals submitted by Seller prior to the date hereof to potential customers of the Business which proposals are still outstanding and all pipeline of the Seller related to the Business, all of which is listed in Appendix 1-28.8 hereof (the “Purchased Proposals”);

28.9.	all rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to or affecting any Purchased Assets, subject to the provisions of section 2.6.2;

28.10.	all performance and other bonds, security and other similar deposits related to any Purchased Contracts ; and

28.11.	all rights in, to and under claims for refunds, rebates or other discounts due from suppliers or vendors and rights to offset in respect thereof under the Purchased Contracts and arising after the Closing Date.

29.	“Purchased Contracts” means all Contracts listed on Appendix 1-28.5 or such other agreements and contracts relating to the Business entered into after the date hereof and prior to the Closing with the written consent of the Purchaser and any other Contract of which the Purchaser is made aware prior to or after the Closing Date relating to the Business, subject to the specific consent of Purchaser.

30.	“Purchased Equipment” means all the tangible property used, owned or leased by the Seller, used for the conduct of the Business and listed on Appendix 1-30.

31.	“Purchased Intellectual Property Licenses” means any grant to Seller of a right to use a Third Party’s Intellectual Property in connection with the Business and which is listed on Appendix 1-31.

32.	“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) computer-based databases and compilations, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all Documents including user manuals and other training documentation related to any of the foregoing.

33.	“Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by Seller.

34.	“Tax” or “Taxes” means (i) any and all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, alternative or add-on minimum tax, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, premium, environmental or windfall profit tax, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, or operation of Law.

35.	“Taxing Authority” means the Israeli Tax Authorities and any other Governmental Body responsible for the imposition, assessment, collection or administration of any Tax.

36.	“Tax Return” means any return, statement, declaration, notice, certificate, report or other document that is or has been filed with or submitted to, or is or was required to be filed with or submitted to any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law related to any Tax (including any attachments thereto, and any amendment thereof) including, but not limited to, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller, or any of its Affiliates.

37.	“Third Party” means any Person not an Affiliate of the other referenced Person or Persons.

38.	“Trade Secrets” means trade secrets under applicable law and other proprietary rights in discoveries, concepts, ideas, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, algorithms, methods, programs, subroutines, tools, apparatus, improvements, customer lists, supplier lists, pricing and cost information, and business and marketing information, plans and proposals, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

39.	“Transferred Copyright” means the Copyrights relating to the Transferred Software and its related Documents.

40.	“Transferred Intellectual Property” means any and all of the rights, titles and interest in registered and unregistered Intellectual Property, used, licensed or owned by Seller, related directly or indirectly, in whole or in part, to the Business, including without limitation, the Transferred Copyrights, Transferred Software, Transferred Marks, Transferred Trade Secrets and the Network Identifiers.

41.	“Transferred Software” means the Software listed on Appendix 1-41.

42.	“Transferred Trademarks” means the Marks listed on Appendix 1-42.

43.	“Transferred Trade Secrets” means the Trade Secrets owned by Seller which are related to the Transferred Software and the Transferred Copyright.